Exhibit 99.6

NOTICE OF WITHDRAWAL

To Withdraw

Shares of Class B Common Stock of

CBS CORPORATION

for the

Offer to Exchange

up to 101,307,494 Shares of Common Stock of

CBS RADIO INC.

which are owned by CBS Corporation and

will be converted into Shares of Class A Common Stock of

ENTERCOM COMMUNICATIONS CORP.

for

Shares of Class B Common Stock of CBS Corporation

Pursuant to the Prospectus dated [●]

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. MIDNIGHT, NEW YORK CITY TIME, ON [●], UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF CBS CLASS B COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER OR AFTER [●] (I.E., AFTER THE EXPIRATION OF 40 BUSINESS DAYS FROM THE COMMENCEMENT OF THE EXCHANGE OFFER), IF CBS DOES NOT ACCEPT YOUR SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER BY SUCH DATE.

[●]

The undersigned acknowledges receipt of the prospectus dated [●] (the “Prospectus”) and the related Letter of Transmittal (the “Letter of Transmittal”), including instructions therefor, which, together with any amendments or supplements thereto or hereto, constitute the offer to exchange (the “Exchange Offer”) by CBS Corporation, a Delaware corporation (“CBS”), up to 101,307,494 shares of common stock, par value $0.01 per share (“Radio Common Stock”), of CBS Radio Inc., a Delaware corporation (“CBS Radio”), owned by CBS for outstanding shares of Class B common stock, $0.001 par value (“CBS Class B Common Stock”), of CBS that are validly tendered prior to the expiration of the Exchange Offer and not validly withdrawn, at an exchange ratio of [●] shares of Radio Common Stock for each share of CBS Class B Common Stock tendered, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

As described in greater detail in the Prospectus, if the Exchange Offer is undertaken and consummated but the Exchange Offer is not fully subscribed because less than all shares of Radio Common Stock owned by CBS are exchanged, or if the Exchange Offer is consummated but not all of the shares of Radio Common Stock owned by CBS are exchanged due to the upper limit for the Exchange Offer being in effect, the remaining shares of Radio Common Stock owned by CBS will be distributed in a spin-off on a pro rata basis to holders of CBS Class B Common Stock and CBS Class A common stock, par value $0.001 per share (the “CBS Class A Common Stock” and, together with the CBS Class B Common Stock, the “CBS Common Stock”), whose shares of CBS Common Stock remain outstanding after consummation of the Exchange Offer (the “spin-off”), based on the relative economic interest of each such holder in the number of total outstanding shares of CBS Common Stock, excluding those shares of CBS Class B Common Stock that have been validly tendered and not withdrawn in the Exchange Offer. Any holder of CBS Class B Common Stock who validly tenders (and does not properly withdraw) shares of CBS Class B Common Stock for shares of Radio Common Stock in the Exchange Offer will waive their rights only with respect to such validly tendered shares (but not with respect to any other shares that are not validly tendered) to receive, and forfeit any rights to, shares of Radio Common Stock distributed on a pro rata basis to holders of CBS Common Stock in the spin-off.

As described in greater detail in the Prospectus, immediately following consummation of the Exchange Offer and, if necessary, the spin-off, a special purpose merger subsidiary of Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), named Constitution Merger Sub Corp., a Delaware corporation (“Merger Sub”), will be merged with and into CBS Radio, whereby the separate corporate existence of Merger Sub will cease and CBS Radio will continue as the surviving company and a wholly owned subsidiary of Entercom (the “Merger”). In the Merger, each share of Radio Common Stock will be converted into the right to receive one share of Class A common stock of Entercom, par value $0.01 per share (“Entercom Class A Common Stock”).

Shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time before 11:59 p.m., New York City time, on the Expiration Date (currently expected to be [●]) and, unless CBS has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once CBS accepts shares of CBS Class B Common Stock pursuant to the Exchange Offer, your tender is irrevocable.

THIS NOTICE OF WITHDRAWAL IS TO BE USED ONLY TO WITHDRAW TENDERS OF SHARES OF CBS CLASS B COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. For a withdrawal of shares of CBS Class B Common Stock to be effective, the Exchange Agent for the Exchange Offer must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal, in the form of the notice of withdrawal provided by CBS, at one of its addresses or fax numbers, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of CBS Class B Common Stock to be withdrawn. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights” in the Prospectus. Capitalized terms used but not defined herein shall have the same meaning given to them in the Prospectus.

If you hold your shares through the CBS 401(k) Plan or the CBS Radio 401(k) Plan, you may withdraw or change your previously submitted instructions to the trustee by issuing a new instruction to the trustee which will cancel any prior instruction. Any new instructions must be received by the tabulator for the trustee of the applicable CBS Savings Plan on your behalf before 1:00 p.m., New York City time, on [●] (or, if the Exchange Offer is extended, on any new plan participant deadline for receipt of instructions to withdraw or change previously submitted instructions that may be established by the plan administrator).

DESCRIPTION OF SHARES OF CBS CLASS B COMMON STOCK TO BE WITHDRAWN
Account Registration Name	Number of Share(s) of CBS Class B Common Stock To be Withdrawn and Date(s) Such Shares were Tendered (Please attach additional signed list, if necessary.)
Total Shares Withdrawn:
By signing and submitting this Letter of Transmittal you warrant that these shares will not be sold, including through limit order request, until properly withdrawn from the Exchange Offer.

If shares of CBS Class B Common Stock have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company discussed in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” any notice of withdrawal must comply with the procedures of The Depository Trust Company.

If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the Exchange Agent on your behalf before 11:59 p.m., New York City time, on the Expiration Date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent. In addition, shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn after [●] (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if CBS does not accept your shares of CBS Class B Common Stock pursuant to the exchange offer by such date.

Any shares of CBS Class B Common Stock validly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

However, you may re-tender withdrawn shares of CBS Class B Common Stock by following one of the procedures discussed in the section of the Prospectus entitled “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering” at any time prior to the expiration of the Exchange Offer (or pursuant to the instructions sent to you separately).

If you hold shares of CBS Class B Common Stock through the CBS Savings Plans, you may withdraw or change your previously submitted instructions to the trustee by issuing a new instruction to the trustee which will cancel any prior instruction. Any new instructions must be received by the tabulator for the trustee of the applicable CBS Savings Plan on your behalf before 1:00 p.m., New York City time, on [●] (or, if the Exchange Offer is extended, on any new plan participant deadline for receipt of instructions to withdraw or change previously submitted instructions that may be established by the plan administrator).

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined. Subject to any extension of the Exchange Offer period, the final exchange ratio will be available by 11:59 p.m., New York City time, at the end of the second trading day (currently expected to be [●]) immediately preceding the Expiration Date (currently expected to be [●]). If you are a registered stockholder of CBS Class B Common Stock and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the Exchange Agent prior to 11:59 p.m., New York City time, on the Expiration Date, in the form of the notice of withdrawal provided by CBS. Medallion guarantees will not be required for such withdrawal notices. If you hold CBS Class B Common Stock through a broker, dealer, commercial bank, trust company, custodian or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, and institutions may be able to process withdrawals through The Depository Trust Company during that time (although there is no assurance that will be the case). Once The Depository Trust Company has closed, if you beneficially own shares that were previously delivered through The Depository Trust Company, then in order to withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the Exchange Agent prior to 11:59 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal and must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be withdrawn only if the Exchange Agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company. On the last day of the Exchange Offer, beneficial owners who cannot contact the institution through which they hold their shares will not be able to withdraw their shares. In addition, shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn after [●] (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if CBS does not accept your shares of CBS Class B Common Stock pursuant to the Exchange Offer by such date.

Except for the withdrawal rights described above, any tender made under the Exchange Offer is irrevocable.

USE THIS FORM ONLY IF YOU WISH TO WITHDRAW SHARES OF CBS CLASS B COMMON STOCK PREVIOUSLY TENDERED. OTHERWISE, PLEASE DISREGARD.

This Notice of Withdrawal must be signed below by the registered holder(s) exactly as name(s) appear(s) in book-entry form registered directly in CBS’s share register or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth the full title of such persons.

Name(s):
Name(s) of the registered holder(s) if different:
Account Number(s):
Signature(s):
Capacity (full title):
Address (including Zip Code):
Area Code and Telephone Number:
Dated:
The Depository Trust Company Participant Number (applicable for shares tendered through DTC only):

If you wish to withdraw any tendered shares of CBS Class B Common Stock, you must deliver this Notice of Withdrawal, before 11:59 p.m., New York City time, on the Expiration Date to the Exchange Agent using the contact information below. In addition, shares of CBS Class B Common Stock tendered pursuant to the Exchange Offer may be withdrawn after [•] (i.e., after the expiration of 40 business days from the commencement of the Exchange Offer), if CBS does not accept your shares of CBS Class B Common Stock pursuant to the Exchange Offer by such date.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	By Facsimile Transmission: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions (800) 468-9716 (phone) (866) 734-9952 (fax)	By Hand or Overnight Courier: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

CBS will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. CBS may delegate such power in whole or in part to the exchange agent. None of CBS, CBS Radio, Entercom, any of the dealer managers, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determinations may be challenged in a court of competent jurisdiction.